Exhibit 99.1        Press release dated February 2, 2010.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FOURTH QUARTER RESULTS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that its fourth quarter 2009 net sales decreased 11.4% to $132.6 million compared to net sales of $149.8 million for the fourth quarter of 2008. The Company had a net loss of $2.8 million for the fourth quarter of 2009 compared to net income of $1.8 million for the fourth quarter of 2008. Diluted net loss per common share was $0.06 for the fourth quarter of 2009 compared to diluted net income per common share of $0.04 for the fourth quarter of 2008. In 2009, net sales decreased 22.7% to $585.1 million compared to net sales of $756.5 million for 2008. Net income was $12.2 million for 2009 compared to net income of $53.9 million for 2008. Diluted net income per common share was $0.25 for 2009 compared to $1.10 for 2008.

In the fourth quarter of 2009, sales declined throughout the United States. Sales increased overall in Canada and Europe. A significant portion of the increase in Europe was in France, which was up primarily due to the acquisition of Agence Internationale Commerciale et Industrielle, S.A.S. (“Aginco”) in April 2009. Simpson Strong-Tie’s fourth quarter sales decreased 7.5% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 31.0%. Simpson Strong-Tie’s sales to contractor distributors and dealer distributors decreased significantly as home-building activity, and general economic conditions, remained weak. Sales to home centers also decreased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Simpson Dura-Vent’s sales decreased across most of its product lines, with the exception of direct vent products.

Income from operations decreased from $4.5 million in the fourth quarter of 2008 to a loss of $1.0 million in the fourth quarter of 2009. Gross margins decreased from 35.1% in the fourth quarter of 2008 to 30.7% in the fourth quarter of 2009. The decrease in gross margins was primarily due to higher manufacturing costs, including higher costs of material and labor. The price of steel, the Company's primary raw material, increased in the second half of 2009. The Company expects steel prices to continue to increase into 2010 as demand returns to the market. The Company's inventories decreased 35.0% from $251.9 million at December 31, 2008, to $163.8 million at December 31, 2009.

Selling expense decreased 9.1% from $17.4 million in the fourth quarter of 2008 to $15.9 million in the fourth quarter of 2009, which resulted primarily from a $0.9 million decrease in commissions paid to selling agents, primarily related to sales of Simpson Dura-Vent products, and a $0.7 million decrease in expenses associated with sales and marketing personnel, most of which was related to cost-cutting measures. General and administrative expense decreased 10.6% from $22.7 million in the fourth quarter of 2008 to $20.3 million in the fourth quarter of 2009. This decrease resulted from several factors, including a $2.3 million decrease in the provision for bad debt, a $0.7 million decrease in administrative personnel expenses, related in part to cost-cutting measures, partly offset by a $0.5 million increase in depreciation charges. Interest income decreased primarily due to lower interest rates. The provision for income taxes is a charge despite the loss before taxes primarily due to the valuation allowances taken on foreign losses.

In 2009, sales declined throughout the United States. The western and southeastern regions had the largest decreases in sales. Sales decreased overall during the year in Europe and Canada. Simpson Strong-Tie’s sales for 2009 decreased 22.2% from 2008, while Simpson Dura-Vent’s sales decreased 26.6%. Simpson Strong-Tie’s sales to contractor distributors and dealer distributors decreased as a result of the weakness in the U.S. housing market. Sales to home centers also decreased. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of Simpson Dura-Vent’s Direct-Vent and gas vent, hearth and pellet vent product lines decreased, while sales of special gas vent and relining products increased, primarily as a result of the acquisition of ProTech Systems, Inc. in June 2008.

Income from operations decreased 67.3% from $87.5 million in 2008 to $28.6 million in 2009. Gross margins decreased from 37.3% in 2008 to 33.1% in 2009. The decrease in gross margins was primarily due to reduced absorption of fixed overhead, as a result of lower production volumes, as well as higher manufacturing costs, including higher costs of material and labor.

Research and development expense decreased 6.3% from $21.3 million in 2008 to $20.0 million in 2009, primarily due to a $0.9 million decrease in professional service fees and a $0.8 million decrease in personnel expenses, partly offset by various other items. Selling expense decreased 20.3% from $80.7 million in 2008 to $64.3 million in 2009. This decrease resulted primarily from a $9.3 million decrease in expenses associated with sales and marketing personnel, most of which was related to cost-cutting measures, a $4.3 million decrease in promotional expenditures and a $1.9 million decrease in commissions paid to selling agents. General and administrative expense decreased 11.1% from $89.9 million in 2008 to $79.9 million in 2009. This decrease resulted primarily from a $6.1 million decrease in cash profit sharing, a $2.4 million decrease in administrative personnel expenses, related in part to cost-cutting measures, a $1.6 million decrease in legal and professional service expenses and a $1.0 million decrease in the provision for bad debt, partly offset by a $1.1 million increase in amortization of intangible assets, primarily related to the businesses acquired since June 2008. Interest income decreased from $2.6 million in 2008 to $0.1 million in 2009, primarily due to lower interest rates. The effective tax rate was 57.1% in 2009, up from 39.8% in 2008. The effective tax rate is higher than the statutory rate primarily due to the valuation allowances taken on foreign losses, differences between the U.S. Statutory tax rate and the local tax rate in countries where the Company operates and a reduced benefit from the reduction or loss of enterprise zone tax credits at two of the Company’s facilities in California.

At its meeting on February 2, 2010, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the dividend will be April 8, 2010, and it will be paid on April 29, 2010.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, February 3, 2010, at 6:00 am Pacific Time. To participate, callers may dial 800-894-5910. The call will be webcast simultaneously and will be available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and twelve months ended December 31, 2009 and 2008 (unaudited), are as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(Amounts in thousands, except per share data)	2009	2008	2009	2008
Net sales	$132,624	$149,756	$585,070	$756,499
Cost of sales	91,902	97,251	391,496	474,190
Gross profit	40,722	52,505	193,574	282,309

Research and development and engineering expenses	4,996	4,951	19,993	21,327
Selling expenses	15,854	17,439	64,294	80,703
General and administrative expenses	20,288	22,684	79,880	89,897
Impairment of goodwill	–	2,964	–	2,964
Loss (gain) or sale of assets	561	(66)	797	(124)

Income (loss) from operations	(977)	4,533	28,610	87,542

Income (loss) in equity method investment, before tax	20	(486)	(194)	(486)
Interest income, net	11	383	75	2,596
Income (loss) before taxes	(946)	4,430	28,491	89,652

Provision for income taxes	1,869	2,591	16,274	35,718
Net income (loss)	$(2,815)	$1,839	$12,217	$53,934

Net income (loss) per share:
Basic	$(0.06)	$0.04	$0.25	$1.11
Diluted	(0.06)	0.04	0.25	1.10

Weighted average shares outstanding:
Basic	49,337	48,763	49,135	48,636
Diluted	49,337	49,064	49,256	48,970

Cash dividend declared per common share	$0.10	$0.10	$0.40	$0.40

Other data:
Depreciation, amortization and impairment of goodwill	$7,295	$10,539	$29,387	$33,173
Pre-tax stock compensation expense	646	1,107	2,200	3,823

The Company’s financial position as of December 31, 2009 and 2008 (unaudited), is as follows:

	December 31,
(Amounts in thousands)	2009	2008
Cash and short-term investments	$250,381	$170,750
Trade accounts receivable, net	77,317	76,005
Inventories	163,754	251,878
Assets held for sale	7,887	8,387
Other current assets	30,736	20,577
Total current assets	530,075	527,597

Property, plant and equipment, net	187,814	193,318
Goodwill	81,626	68,619
Other noncurrent assets	44,290	40,666
Total assets	$843,805	$830,200

Trade accounts payable	$28,462	$21,675
Line of credit and current portion of long-term debt	–	26
Other current liabilities	43,006	50,193
Total current liabilities	71,468	71,894

Long-term liabilities	8,553	9,280
Stockholders’ equity	763,784	749,026
Total liabilities and stockholders’ equity	$843,805	$830,200

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.